Exhibit 10.21

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed seperately with the Commission

AGREEMENT
DATED AS OF OCTOBER 8, 1996
BY AND AMONG
BIOSYN, INC.,
EDWIN B. MICHAELS
AND

E.B. MICHAELS RESEARCH ASSOCIATES, INC.

AGREEMENT

AGREEMENT dated this 8th day of October, 1996 (“Agreement”) by and among BIOSYN, INC., a Pennsylvania corporation (“Buyer”), EDWIN B. MICHAELS, an individual (“Michaels”), and E. B. MICHAELS RESEARCH ASSOCIATES, INC., a Connecticut corporation (“Research Associates”) (collectively, Michaels and Research Associates are referred to herein as “Sellers”).

RECITALS:

Whereas, Michaels has developed certain broad spectrum antimicrobial compositions and practice known as “C31G® Technology”, which compositions and practice are described and protected by certain patents, patent applications and Know-How of which Michaels is the inventor, which patents, patent applications, Know-How and related trademarks have been assigned to Research Associates and are set forth in Schedule 1 attached hereto;

Whereas, Research Associates is the owner of all right, title and interest in and to the aforesaid patents and patent applications and Know-How specifically related to C31G® technology;

Whereas, Buyer has the expertise, capacity and interest to develop compositions based upon and to develop useful products using the C31G® Technology or will license or sell the C31G® technology to a third party who has the expertise, capacity and interest to develop compositions based upon and to develop useful products using the C31G® Technology;

Whereas, Buyer and Research Associates have entered into a certain License Agreement dated January 3, 1994 (“License Agreement”) pursuant to which Research Associates granted Buyer an exclusive world-wide license for certain uses of C31G® Technology for certain products;

Now, therefore, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and in reliance thereon; Buyer and Sellers, intending to be legally bound, agree as follows:

SECTION 1. DEFINITIONS.

Capitalized terms, unless defined elsewhere in this Agreement, shall be used as defined in Section 1 of this Agreement.

“Affiliates” shall mean any Person who controls, is controlled by or is under common control with the designated party.

“Agreement” shall mean this Agreement.

“Biosyn Stock” shall mean shares of stock of Biosyn, Inc. issued to E.B. Michaels Research Associates Inc. prior to or on the Closing Date.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed seperately with the Commission

“Buyer” shall mean Biosyn, Inc., a Pennsylvania corporation.

“C31G® Technology” shall mean certain broad spectrum antimicrobial compositions and uses thereof falling within the scope of any of the claims of any of the patents or patent applications listed in Schedule 1 and Know-How, trade secrets, trademarks and other data set forth on Schedule 1.

“Cash Payments” shall mean the cash payment in the amount of [*]to be paid by Buyer to Research Associates and the cash payment in the amount of [*] to be paid by Buyer to Michaels pursuant to Section 4(a).

“Closing Date” shall mean the date of this Agreement.

“Contracts” shall mean all contracts relating to C31G® Technology.

“Contract with Raymond Lee” means any agreement between Research Associates and Raymond Lee and/or Lee Associates International including any renewal of the agreement of November 20, 1993.

“Extensions” shall mean any extension of the term or period of enforceability of a patent or any part thereof whether granted by a government authority or a court. Government Authority shall include but is not limited to an administrative agency that approves the marketing of pharmaceuticals, medical devices, health care products or cosmetic products, legislative body or patent office.

“Financial Statements” shall mean the balance sheets of Buyer dated December 31, 1994 and 1995, and related statements of operations, shareholders’ equity and cash flows for the years ended December 31, 1994 and 1995 and the unaudited trial balance for the first six months of 1996.

“Governmental Authority” shall mean the government of the United States, any state or political subdivision thereof, or any foreign country and any entity exercising executive, legislative, regulatory or administrative functions of or pertaining to government.

“Improvements” shall mean any improvements whether patentable or unpatentable, including Know-How, developed by either Michaels or Research Associates at any time either before the Closing Date or during the period when Michaels is retained by Biosyn as a consultant as set out in Section 4 (f) which are useful for the development, manufacture, use or sale of any product that uses C31G® Technology.

“Indemnified Party” shall have the meaning defined in Section 13.

“Inventory” shall have the meaning defined in Schedule 1.

“Know-How” shall mean copies of all information and documentation in Sellers’ possession or under Sellers’ control, which is necessary for or useful in the development, improvement, manufacture, use, sale, registration, or receipt of appropriate marketing approval of or for any products using the C31G® Technology, or any Improvements, the Research Associates Assets or the Michaels Assets and all information, whether patentable or otherwise, which is available to Sellers (excluding that which is in the public domain or the property of Third Parties) and is required or useful for the development, manufacture, use or sale of any products using the C31G® Technology or any Improvements, the Research Associates Assets or the Michaels Assets.

“Liens” shall mean and include all mortgages, liens, pledges, charges, title retention or security agreements, claims, restrictions, leases, options, rights of first offer or first refusal, confidentiality or secrecy agreements, noncompetition agreements, defects of title or other encumbrances, burdens or rights of others.

“Losses” shall mean all claims, damages, losses, liabilities, costs and expenses, including reasonable attorneys’ fees and disbursements and any other legal costs.

“Michaels Assets” shall mean (i) the assets listed on Schedule 1 together with an assignment of all rights of Michaels in and to, including rights to enforce the terms of, all agreements, contracts, licenses, assignments, indemnities, confidentiality agreements and noncompetition agreements specifically relating to C31G® Technology including those listed in Schedule 2 and including without limitation all existing unpatented inventions and invention disclosures directly relating to the use of C31G® Technology; publications and copyrights relating to C31G® Technology; trade secrets, Know-How and show-how, all relating to C31G® Technology; copies of formulae and written chemistry relating to C31G® Technology plus (ii) all rights of Michaels transferred under Section 2.3.

“Michaels” shall mean Edwin B. Michaels, an individual.

“Net Sales” shall mean the aggregate invoice price billed by Buyer for sales of Products by Buyer, its Affiliates or Subsequent Purchaser of the Assets to Third Parties. In computing Net Sales of Products there shall be deducted from the gross figures the following expenses: (i) transportation charges, including insurance, determined in accordance with Buyer’s standard accounting practice used in the ordinary course of its business and consistent with custom in the industry; (ii) sales and excise taxes and duties paid or allowed by a selling party and any other similar governmental charges’ imposed upon the production, importation, use or sale of such-Product; (iii) normal quantity discounts, cash credits, not as a part of a substitute for a retroactive price roll-back or equivalent thereof, in the ordinary course of Buyer’s business; and (iv) rebates, allowances or credits to customers on account of rejected or returned Products, in the ordinary course of business, but not as a part of or a substitute for a retroactive price roll back or equivalent thereof. Sales between or among Buyer and its Affiliates shall be excluded from the computation of Net Sales except where such Affiliates are end users, but, as noted in the definition above, the term Net Sales shall include other subsequent final sales to Third Parties by such Affiliates.

“Permits” shall mean all governmental permits, licenses, registrations, orders and approvals relating to the use of the Purchased Assets, to the extent such permits, licenses, registrations, orders and approvals are transferrable to Buyer (collectively, the “Permits”).

“Person” shall mean an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company or any other entity of whatever nature.

“Products” shall mean any products which contain, use, or are made by utilizing C31G® Technology.

“Purchase Price” shall mean the Cash Payments and the Royalty Payments.

“Purchased Assets” shall mean the C31G® Technology, Research Associates Assets, the Michaels Assets and the Improvements.

“Research Associates” shall mean E.B. Michaels Research Associates, Inc., a Connecticut corporation.

“Research Associates Assets” shall mean (i) the assets listed on Schedule 1 together with an assignment of all rights of Research Associates in and to, including rights to enforce the terms of, all agreements, contracts, licenses, assignments, indemnities, confidentiality agreements and noncompetition agreements specifically relating to C31G® Technology including those listed in Schedule 2 and any agreements relating to the assignment of inventions relating to C31G® Technology made by prior and present employees of Research Associates and any analogous agreements with any other Person with respect to the C31G® Technology plus (ii) all rights of Research Associates transferred under Section 2.3. For the avoidance of doubt it is expressly agreed that shares of stock of Buyer (“Biosyn Stock”) currently owned by Research Associates are specifically excluded from the definition of “Research Associates Assets” and from this sale.

“Royalty Payments” shall mean the royalties to be paid to Research Associates pursuant to Section 4.

“Royalty Period” shall mean from the date of this Agreement until December 31, 2011 or, if longer, so long as a valid patent claim from a patent or application listed in Schedule 1, including any Extensions thereof, relating to C31G® Technology is covering a Product and the Product maintains exclusivity in the market as a result of such patent claim.

“Sellers” shall mean Michaels and Research Associates.

“Subsequent Purchaser of the Assets” shall mean any person who purchases any or all of the Purchased Assets being sold by Sellers to Buyer pursuant to this Agreement.

“Taxes” shall mean all taxes and other governmental charges which an individual,

corporation or partnership may be required to pay, withhold or collect, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government.

“Third Party(ies)” shall mean any party other than a party to this Agreement or its or his Affiliates.

SECTION 2. ASSETS TO BE ACQUIRED.

2.1 Research Associates Assets. Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants contained herein, Research Associates hereby sells, conveys, assigns, transfers and delivers to Buyer, and Buyer hereby purchases and acquires all of Research Associates’ right, title and interest in and to the Research Associates Assets; for the avoidance of doubt it is expressly agreed that Research Associates will keep the originals of laboratory notebooks relating to C31G® Technology and other documents relating to written chemistry but will provide copies of such documents to the Buyer within one (1) month after the Closing Date. Research Associates use of retained documents shall, however, be subject to the provisions of Section 14.1 which controls Sellers rights to compete with Buyer.

2.2 Michaels Assets. Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants contained herein, Michaels hereby sells, conveys, assigns, transfers and delivers to Buyer, and Buyer hereby purchases and acquires all of Michaels’ right, title and interest in and to the Michaels Assets. For the avoidance of doubt it is expressly agreed that Michaels will keep the originals of laboratory notebooks relating to C31G® Technology and other documents relating to written chemistry but will provide copies of such documents to the Buyer within one (1) month after the Closing Date. Michaels use of retained documents shall, however, be subject to the provisions of Section 14.1 which controls Sellers’ rights to compete with Buyer.

2.3 Improvements. Sellers each hereby sells, conveys, assigns and transfers to Buyer and Buyer hereby purchases and acquires all of each of Sellers’ right, title and interest in, to, and under all Improvements.

SECTION 3. NO ASSUMPTION OF LIABILITIES.

Sellers shall transfer the Purchased Assets to Buyer free and clear of all Liens and except as set out hereinafter in this Section 3, Seller shall convey no other liabilities or obligations to Buyer. However, Buyer expressly assumes the liabilities and obligations arising after the Closing Date of Research Associates pursuant to the Contract with Raymond Lee, and liabilities and obligations arising after the Closing Date under or relating to contracts, licenses or any other agreements listed on Schedule 2 including the obligation to supply. For purposes of this Section 3, the phrase “liabilities and obligations” shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, Down or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, whether arising in contract, tort or otherwise, arising after the

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed seperately with the Commission

Closing Date. “Liabilities and obligations” also include but are not limited to, any liability for property damage, death or personal injury suffered after the Closing Date.

SECTION 4. THE PURCHASE PRICE AND RELAYED MATTERS.

Purchase Price.

(a) In consideration of the sale, conveyance, assignment, transfer and delivery of the Purchased Assets, upon execution of this Agreement by all parties hereto, Buyer shall pay the respective Cash Payment due to each Seller on the Closing Date in immediately available funds except as provided in Section 13.4.

(b) During the Royalty Period, Buyer shall annually pay to Research Associates, as royalties or other compensation for Products sold or otherwise disposed of by Buyer or its affiliates, the sum of:

(1) [*]of the Net Sales up to [*] of the Products.

(1) [*] of the Net Sales over [*]of the Products.

(c) During the Royalty period, Buyer shall annually pay to Research Associates [*]of any fees received by Buyer or its affiliates for licensing any or all of the Purchased Assets including [*]of any upfront, milestone and/or royalty payments received from the licensee.

(d) During the Royalty period in the event that Buyer or its affiliates licenses or crosslicenses any or all of the Purchased Assets to a third party, wherein the major part of the consideration for said license or crosslicense is not monetary, section 4(b) shall apply mutatis mutandis.

(e) Buyer hereby agrees that any sale of any or all of the Purchased Assets to a Subsequent Purchaser of the Assets will include as a condition of sale the obligation to continue paying royalties to Research Associates as set out in section 4(b), (c) and (d).

(f) Buyer shall pay Michaels a fee to provide certain consultancy services in the amount of [*] per annum payable quarterly on the first business day of each quarter beginning October 1, 1996 and continuing quarterly thereafter. In consideration of the payments Michaels will for the period from October 1, 1996 to three years after the Closing Date make himself available to Buyer from time to time for consultation with regard to further exploitation of the C31G® Technology. The arrangement set forth in this paragraph 4(f) may be extended into a fourth and subsequent years upon written agreement of Michaels and the Buyer. In the event the Buyer or its affiliates agrees to sell all or substantially all of the Purchased Assets to a Subsequent Purchaser of the Assets, either Buyer or Michaels may terminate the consultancy, or with Michaels’ consent, Buyer may assign its rights and obligations relating to Michaels’ consultancy to the Subsequent Purchaser of the Assets.

(g)                                 Any payments due to Research Associates due under this agreement will be paid to Research Associates or a person or entity identified in writing by an authorized representative of Research Associates.

(h)                                 Products shall be considered to have been “sold or otherwise disposed” when billed out, or when delivered, or when paid for, whichever shall occur first; provided, however, that upon the expiration of the Royalty Period, any products made on or prior to the date of such expiration, which have been sold or otherwise disposed of as of such date shall be subject to royalty at that time.

(i)                                     As used herein, Products “otherwise disposed of” means: (A) Products not sold but delivered by Buyer to others (including, by way of illustration, and not limitation, deliveries on consignment or memorandum of deliveries for export) regardless of the basis for compensation, if any; and (B) Products not sold as such, but sold by Buyer as components or constituents of other products or of systems sold as such; provided, however, that in any event, Products “otherwise disposed of” shall not include Products used in clinical trials.

(j)                                     Where Products are not sold, but are “otherwise disposed of,” “Net Sales” for the purpose of computing royalties shall be computed based upon the Net Sales figures at which products of similar kind and quality, sold in similar quantities, are then currently being offered for sale by Buyer.

(k)                                  Buyer shall have complete control of the manufacture and/or sale of Products and the terms and conditions of such sale including the pricing thereof. Buyer shall have complete discretion regarding the terms and conditions of sale of Products. Buyer reserves the exclusive right to adjust, increase and/or change selling prices and discount structures and other terms and conditions involving the sale and pricing of the Products.

(l)                                     In order to ensure that Research Associates receives the full Royalty Payments contemplated by this Agreement, Buyer agrees that, if any Products are sold for resale to any of Buyer’s Affiliates, Royalty Payments shall be computed upon the Net Sales of such Affiliates, rather than Buyer’s net selling price.

(m)                               Buyer shall make quarterly written statements for each quarter to Research Associates within sixty (60) days after the first day of the following quarter during the Royalty Period, and, as of such dates, setting forth in each such statement the’ licensing income received by Buyer and the amount and description of Products sold or otherwise disposed of during the preceding quarter whether by Buyer, its affiliates or any third party, and the Net Sales figures upon which such royalties are payable as provided in Paragraphs (b), (c) and (d) of Section 4 of this Agreement, the deductions from the invoice prices of Products, and the amount of the royalties due. The first such statement shall include Products sold or otherwise disposed of between the date of the execution of this Agreement and the date of such statement. Payment of the royalties due shall accompany each statement provided herein.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed seperately with the Commission

(n)                                 Buyer shall keep records and books of account showing the quantity of all Products sold or otherwise disposed of under this Agreement, and such records shall be in sufficient detail to enable the royalties payable to Research Associates to be ascertained. Within sixty (60) days after the close of each calendar year during the Royalty Period, Buyer shall furnish to Research Associates a statement of the aggregate amount of royalties due to Research Associates for such calendar year (or, as the case may be, part thereof), which statement shall be certified by a certified public accountant to be an accurate reflection of the records of Buyer for such a calendar year (or, as the case may be, part thereof). Research Associates or its authorized representative shall have the option and right at any reasonable time during normal business hours and without unreasonable disruption of Buyer’s business, once during any calendar year during the Royalty Period, to examine and audit such records and books of account to the extent necessary to verify the statements provided for in paragraph 4(m) above, such examination to be made at the sole expense of Research Associates, subject to the next sentence. If, as a result of any such examination, Research Associates determines that, with respect to the period being examined, (i) there has been an underpayment of the aggregate amount of royalties and other payments which should have been paid, Buyer shall immediately pay the sum due to Seller and if the discrepancy is in excess of [*], Buyer shall reimburse Research Associates for the reasonable, documented cost of such examination and the reasonable, documented cost (including reasonable attorneys’ fees), if any, of the recovery by Research Associates of such underpayment, or (ii) there has been an overpayment of royalties the overpayment will be credited against further royalties.

(o)                                 Any license agreement concluded by Buyer with a licensee for use of C31G® Technology shall include provisions that are substantially the same as those of paragraphs (m) and (n) of this Section 4.

SECTION 5. BIOSYN STOCK

All shares of Biosyn Stock issued to Research Associates prior to or on the Closing Date shall continue to have all rights, including those rights related to dividends and voting, afforded all other holders of common stock of Biosyn indefinitely not withstanding the lapse of anti-dilution protection on the Closing Date. In the event of an Initial Public Offering and if other substantial shareholders are permitted to make some of their shares available for sale as part of the offering, then Research Associates shall be entitled to sell the same percentage of its holdings of the Biosyn Stock as other substantial shareholders. Schedule 3 lists the number of shares of Biosyn Stock issued to Research Associates and its percentage of the total shares of stock issued by Biosyn. Schedule 3 also includes a list of the number of shares issued to Research Associates and the dates and reasons for issuance of the stock to Research Associates.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF RESEARCH ASSOCIATES.

Research Associates represents and warrants to Buyer that:

6 .1 Authority. Research Associates has full power and authority to execute and deliver this Agreement, and the instruments of transfer and other documents delivered or to be delivered pursuant hereto to which it is a party, to perform all the terms and conditions hereof and thereof to be performed by it and to consummate the transactions contemplated hereby and thereby. This Agreement and instruments of transfer and other documents delivered or to be delivered by Research Associates in connection with this Agreement have been duly authorized and approved by all necessary and proper action of Research Associates (including all necessary shareholder action) and constitute, and will constitute, the valid and binding obligations of Research Associates, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles from time to time in effect relating to or affecting the rights of creditors generally.

6.2  Organization and Good Standing. Research Associates is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Connecticut, with full power and authority to carry on its business as presently conducted by it and is not registered as a foreign corporation in any state.

6.3 Compliance with Laws. To the best of its knowledge, Research Associates is operating the Research Associates Assets in compliance in all respects with all requirements of all federal, state and local laws, regulations, judgments, injunctions, decrees, court orders and administrative orders regarding such operations.

6.4 Permits. To the best of its knowledge, the Permits are the only permits, franchises, licenses or authorizations used in the operation of the business of Research Associates. All Permits are in full force and effect and no suspension or cancellation of any have been threatened. No claims have been made by any Third Parties relating to the Permits and no such claim is contemplated by any Governmental Authority or other Person.

6.5 Purchased Assets. Research Associates has good and marketable title to, and all right, title and interest in, all the Research Associates Assets being transferred and conveyed pursuant to this agreement, and will transfer and convey assets being transferred and conveyed according to this agreement to Buyer free and clear of all Liens and no person or entity has any valid claim of ownership to any of the Purchased Assets.

6.6 Inventory. The Inventory of Research Associates is Products listed on Schedule 1 to which title has not yet passed or which has not been delivered to a customer and consists of items that are of a quality and quantity useable or saleable in the normal course of the business of Research Associates.

6.7 Contracts. (a) Schedule 2 sets forth a list of all Contracts and a true and correct copy of each Contract listed in Schedule 2 has previously been made available to Buyer. To the best of its knowledge, all Contracts are binding and in full force and effect, and Research Associates and

Michaels have performed all obligations required to be performed by them under each Contract, and no condition exists or event has occurred which with notice or lapse of time would constitute a default or a basis for delay or non-performance by Research Associates or Michaels, and to the best of their knowledge, no other party to any such Contract is in default thereunder.

(b) To the best of its knowledge, none of the Contracts contains any provision giving any party thereto the right to terminate such agreement by reason of the execution of this Agreement or the consummation of the transactions contemplated herein, and none of the terms of any Contract will be adversely altered in any material respect by reason of the execution of this Agreement or the consummation of the transactions contemplated herein.

6.8 Solvency. The transfer of the Research Associates Assets by Research Associates in return for the Purchase Price will not render Research Associates insolvent or unable to pay its debts as they become due in the ordinary course.

SECTION 7. REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers jointly and severally represent and warrant to Buyer that:

7.1 Neither the execution and delivery by Sellers of this Agreement or the instruments of transfer or any other documents delivered or to be delivered pursuant hereto by either or both Sellers or the performance by Sellers hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby, will violate, conflict with, result in the breach of or accelerate the performance required by any of the terms, conditions or provisions of the articles of incorporation or by-laws of Research Associates or any covenant, agreement or understanding to which either Seller is a party or any order, ruling, decree, judgment, arbitration award or stipulation to which either Seller is subject, or constitute a default thereunder or result in the creation or imposition of any Lien upon any of the Purchased Assets, or allow any Person to accelerate any debt secured by any Purchased Asset.

7.2 To the best of Sellers’ knowledge, no consent, approval or authorization of, filing or registration with, or notification to, any Governmental Authority is required in connection with the execution and delivery of this Agreement by Sellers, the performance of their obligations hereunder or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Person is required in connection with the execution or delivery of this Agreement by Sellers, the transfer to Buyer of the Purchased Assets, or the performance by Sellers of any other obligation under this Agreement.

7.3 Neither Seller is engaged in, or a party to, any legal action, suit, investigation or other proceeding, except as referred to in Section 13.2 of the Agreement, by or before any court, arbitrator or administrative agency that relates to the Purchased Assets, and except as referred to in Section 13.2, neither Seller knows of any basis for any such action, investigation or proceeding. There are no outstanding orders, rulings, decrees, judgments or stipulations or proceedings to which either Seller is a party or by which either Seller is bound, by or with any court, arbitrator or administrative agency that relate to the Purchased Assets.

7.4 Neither Seller is a party to any license, contract, agreement (other than those listed on Schedule 2) with respect to, and has not made any sale, pledge or other transfer of, and has not granted any outstanding or unexpired right or option agreement, grant or obligation, whether written or oral, to purchase or acquire, all or any part of the Purchased Assets, except as contemplated by this Agreement or under the License Agreement.

7.5 Except for those patents and patent applications listed in Schedule 1 as expired, abandoned or lapsed, all patents and patent applications included in the Purchased Assets and listed in Schedule 1 are in force. The Sellers have no knowledge of any facts or claims which may bring validity of the patents into question. All patent applications, except for those listed in Schedule 1 as expired, abandoned or lapsed, included in the Purchased Assets are pending, in good standing and are being diligently pursued. There are no currently pending U.S. patent applications directly relating to C31G® Technology belonging to either Seller except as identified in Schedule 1. Sellers own the entire right, title and interest in and to their respective patents and patent applications without qualification, limitation, burden or encumbrance of any kind. Schedule 2 lists all licenses to or contracts with any Third Party or relating to patents, patent applications, patent rights, trademarks or trademark rights, trade secrets, Know-How or show-how.

7.6 To the best of Sellers’ knowledge, no infringement of any United States or foreign patent, trademark or copyright right has occurred or resulted from or is in any way involved in connection with the activities of the Sellers in the manufacture, license, sale and/or use by the Sellers of the C31G® technology, products and/or proposed products or by the receipt or use of such technology, products and/or proposed products by their customers for the purposes for which sold, or the promotion and advertising by them of their products and services. There is no pending or, threatened action, suit, proceeding or claim by others that the Sellers are infringing, or otherwise violating i) any patent rights, trademarks or trademark rights, copyright rights, licenses or royalty arrangements, trade secrets, Know-How, or proprietary techniques, including processes and substances, or rights thereto of others, or (ii) any discovery, invention or process that is the subject of a patent application filed by any Third Party or that Sellers have competed unfairly. There is no right of any Third Party (other than as listed on Schedule 2) to, or any infringement of, any of Sellers’ patents, patent applications, licensed patents, patent rights, trademark or trademark rights, copyright rights, licenses or royalty arrangements, trade secrets, Know-How or proprietary techniques, including processes and substances; and there is no pending or, to the Sellers’ knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of the patents licensed by Sellers, or of the validity or ownership of Sellers’ trademarks or copyright rights. Seller has no copies of any patentability, infringement or validity searches with respect to any patents listed on Schedule 1 or applications from which the patents listed on Schedule 1 were issued.

7.7 None of the patents or patent applications listed on Schedule 1 is involved in any interference, conflict or opposition proceeding nor has any such proceeding been threatened.

7.8 To the best of Sellers’ knowledge, none of the patents or patent applications listed on Schedule 1 is being infringed by any Third Party. Sellers have no information that any Third Party will undertake activities which will infringe any of the patents listed on Schedule 1. There is no reason to know or suspect that any person has sought, is seeking, or will seek to obtain patent coverage on any invention or development used in the conduct of the business of the Sellers or which is the subject of any of the patents and patent applications listed on Schedule 1 apart from the patentee(s) and applicant(s) currently referred to in such patents and patent applications. All agreements, contracts, licenses, assignments, indemnities and the like related to the Purchased Assets are valid and binding and in full force and effect and there are no defaults thereunder, nor are there any facts or claims which would bring such validity and enforceability into question. None of the rights of Sellers thereunder will be impaired by the consummation of the transactions contemplated by this Agreement, and all of the rights of Sellers thereunder will be enforceable by Buyer after the Closing Date without the consent or agreement of any other party.

7.9 Except for the expired, lapsed or abandoned patents and patent applications listed on Schedule 1 or for those patents, patent applications or publications for which no maintenance fees, annuities, taxes or the like are required to keep the patent, application or publication in force all maintenance fees, annuities, taxes and the like for any other patent or patent application listed on Schedule 1 are up to date.

7.10 There are no obligations to assign any of the patents, patent application or trademarks listed on Schedule 1 to any third party.

7.11 Except as identified on Schedule 1, neither Seller owns any registered copyrights.

7.12 Sellers own or possess sufficient licenses or other rights to use all patent rights, trademarks, service marks, inventions, processes, formulae, designs, trade names, trade secrets, trade dress, technology, Know-How, proprietary and confidential information and copyrights necessary to conduct the business now being conducted by Sellers. Sellers have obtained no licenses from any third party specifically to practice any of its C31G® Technology.

7.13 The Research Associates Assets and the Michaels Assets are all of the assets owned by Sellers specifically relating to C31G® Technology.

7.14 No representations or warranties made by either Seller in this Agreement and no statements made by either Seller in any certificate, schedule, exhibit or other writing delivered by each Seller or referred to in or pursuant to this Agreement contain, or at the date of its delivery will contain, any untrue statement of a material fact or omit or will omit any statement of a material fact necessary to make complete, accurate and not misleading every representation, warranty and statement of each Seller set forth in this Agreement or any such certificate, schedule, exhibit or other writing.

SECTION 8. REPRESENTATIONS AND WARRANTIES OF MICHAELS.

Michaels represents and warrants to Buyer that:

8.1 Enforceability. Michaels has the capacity and full power and authority to execute and deliver this Agreement, and the instruments of transfer and other documents delivered or to be delivered pursuant hereto to which he is a party, to perform all the terms and conditions hereof to be performed by him and to consummate the transactions contemplated hereby and thereby. This Agreement and instruments of transfer and other documents delivered or to be delivered by Michaels in connection with this Agreement constitute, and will constitute, the valid and binding obligations of Michaels enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles from time to time in effect relating to or affecting the rights of creditors generally.

8.2 Intellectual Property. Michaels is transferring, assigning and conveying to Buyer all of his right, title and interest in and to the Michaels Assets. Michaels has executed the necessary formal documents to assign the patents and patent applications listed on Schedule 1 which are now in force to Research Associates. In the event that there is a question regarding the assignment of any such patents or patent applications, Michaels shall assist Buyer in verifying that such patents and patent applications were assigned to Research Associates on or prior to the Closing Date and if necessary, after the Closing Date as provided in Section 10.2.

8.3 Purchased Asset. Michaels has good and marketable title to, and all right, title and interest in, all the Michaels Assets, and will transfer and convey the Michaels Assets to Buyer, free and clear of all Liens.

SECTION 9. REPRESENTATIONS AND WARRANTIES OF BWER.

Buyer represents and warrants to Sellers that:

9.1 Organization. Good Standing and Corporate Authority. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, with full power and authority to carry on its business as presently conducted by it and is duly qualified and in good standing as a foreign corporation in all states where the conduct of its business would require registration as a foreign corporation. Buyer has full power and authority to execute this Agreement, to perform all the terms and conditions hereof to be performed by it and to consummate the transactions contemplated hereby. This Agreement has been duly authorized and approved by all necessary and proper action of Buyer (including all necessary shareholder action) and constitutes, and will constitute the valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles from time to time in effect relating to or affecting the rights of creditors generally.

9.2 No Violation. Neither the execution and delivery by Buyer of this Agreement or any other documents delivered or to be delivered pursuant hereto by Buyer or the performance by Buyer hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby, will violate, conflict with, result in the breach of or accelerate the performance required by any of the terms, conditions or provisions of the articles of incorporation or by-laws of Buyer or any covenant, agreement or understanding to which Buyer is a party or any order, ruling, decree, judgment, arbitration award or stipulation to which Buyer is subject, or constitute a default thereunder.

9.3 Consents and Approvals of Governmental Authorities and Others. To the best of Buyer’s knowledge, no approval or authorization of, filing or registration with, or notification to, any Governmental Authority is required in connection with the execution and delivery of this Agreement by Buyer or the performance of its obligations hereunder or the consummation of the transactions contemplated hereby other than filings required to transfer the Purchased Assets to Buyer.

9.4 Financial Statements. The Financial Statements have been delivered to Seller and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as may be noted therein, are true and correct and present fairly the financial condition of Buyer. There has not been since the date of the Financial Statements any material adverse change in the condition (financial or other), properties, assets, liabilities or prospects of Buyer that affect the Purchased Assets or the ability of Buyer to consummate the transactions contemplated by this Agreement.

9.5 Solvency. The purchase of the Purchased Assets by Buyer in return for the Purchase Price will not render Buyer insolvent or unable to pay its debts as they become due in the ordinary course or leave Buyer with an unreasonably small capital for the business in which it will engage.

9.6 Buyer has not pledged nor is under any obligation to pledge any or all of the Purchased Assets in a manner which will impair or prevent Buyer from meeting its obligations under Section 4.

SECTION 10. POST CLOSING DATE OBLIGATIONS.

10.1 Taxes. Sellers agree that they will pay all sales, use and transfer Taxes, if any, arising from the sale of the Purchased Assets from Sellers to Buyer pursuant to this Agreement. Sellers agree that they will pay all income and corporate taxes, if any, arising from the sale of the Purchased Assets. Buyer shall not be responsible for any Taxes of either Seller of any nature.

10.2 Further Assurances. From time to time after the Closing Date, at Buyer’s request and without further consideration, Sellers will execute and deliver such other and further instruments of conveyance, assignment and transfer, and take such other action, as Buyer may reasonably request for the more effective conveyance and transfer of the Purchased Assets to Buyer or to otherwise effect the purposes of this Agreement. In connection with the foregoing and without limitation thereof, Sellers shall, subject to reimbursement of Sellers’ reasonable expenses, cooperate with Buyer in obtaining execution of any documents and obtaining all information and testimony by current or former employees of Sellers with respect to existing patents, pending patent applications, filing and obtaining new patents relating to C3IG® Technology and filing and obtaining new patents for the Purchased Assets and in obtaining any Permits that are not assignable by this Agreement. Sellers also agree, subject to reimbursement of Seller’s reasonable expenses, to execute all necessary or desirable documents and give all information and testimony and otherwise, to cooperate with Buyer in any effort by Buyer to register, extend, reissue or maintain existing patents, obtain new patents or file patent applications for the Improvements both in the United States and in countries other than the United States, and maintain trademark registrations protecting the Purchased Assets. Buyer will reimburse Seller for any payments made prior to closing to keep the patents, patent applications or trademarks listed on Schedule 1 in force where the actual due date of such payment is after the Closing Date.

10.3 Assignments. Research Associates hereby covenants that it will assign to Buyer all Contracts listed on Schedule 2 by and between Research Associates and any Third Party relating to C31G® Technology and obtain any consents to such assignments within thirty (30) days after the Closing Date.

10.4 Patent or Trademark Prosecution. Trademark Proceedings Before Trademark Office and Litisation. Sellers shall disclose to Buyer the complete texts of all patent rights, as well as all information received concerning the institution or possible institution of any interference, opposition cancellation, reexamination, reissue, revocation, nullification or any official proceeding involving the patents, patent applications and trademarks listed in Schedule 1. Sellers agree to communicate to Buyer promptly and fully regarding any information either Seller may receive as to the course of all patent prosecutions or other proceedings relating to the Purchased Assets. Sellers shall hold all information disclosed to it under this Section 10.4 as confidential subject to the provisions of Section 17.2 hereof.

In the event of the institution of any suit by a Third Party against Sellers, Buyer or Buyer’s licensee for patent or trademark infringement involving the manufacture, use, sale, distribution or marketing of Products using Purchased Assets, the Sellers shall promptly notify Buyer in writing. Sellers and Buyer shall assist one another and cooperate in any such litigation at the other’s request; the cost of such assistance by Sellers shall be borne by the Buyers.

In the event that either of Sellers becomes aware of the actual or threatened infringement of the Purchased Assets, the Buyer shall be notified promptly in writing of such fact. Any patent or trademark litigation involving the Purchased Assets, or processes or intermediates for the production of any Product, shall be under the control and direction of Buyer and at its sole expense; provided, however, that Sellers may participate and be separately represented in any such litigation at their own expense.

Sellers shall keep Buyer informed of the status of their respective activities regarding any litigation or settlement thereof concerning the Purchased Assets.

10.5 Sellers will endeavor to refer inquiries that they receive about Purchased Assets to Buyer. However, Sellers shall be under no liability to Buyer in respect of any inquiry that is not so

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed seperately with the Commission referred.

SECTION 11. CONDITIONS TO BUYER’S OBLIGATIONS.

Buyer’s obligations under this Agreement shall be subject to the fulfillment by Sellers of the following:

11.1 Instruments of Conveyance. Etc. Sellers shall execute and deliver such bills of sale, assignments and instruments of transfer and conveyance and certificates of title as shall be reasonably required by Buyer for the transfer to Buyer of all of Sellers’ right, title and interest in and to the Purchased Assets free and clear of all Liens.

11.2 Delivery. Sellers shall deliver physical possession of information and tangible property included in the Purchased Assets, and all consents and assignments of the Contracts to Buyer.

11.3 Officer’s Certificate. Research Associates shall deliver a certificate executed by the Secretary of Research Associates certifying copies of the articles of incorporation and by laws of Research Associates and the authorizing resolutions of Research Associates.

SECTION 12. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

All representations and warranties and covenants made by Sellers or Buyer as to any fact or condition existing on or before the Closing Date in this Agreement, in any Schedule or in any certificate delivered pursuant hereto, shall survive the Closing Date.

SECTION 13. INDEMNIFICATION.

13.1 Indemnity by Sellers. Sellers jointly and severally shall defend, indemnify and hold Buyer and each of the officers, directors, employees subsidiaries and Affiliates of Buyer harmless from and against all Losses incurred by them arising out of or resulting from (a) the failure of any representation or warranty of Sellers contained herein, in any Schedule hereto or in any certificate of Sellers delivered pursuant hereto to be true and correct, or (b) the breach of any covenant by Sellers contained herein.

13.2 [*]Indemnity. Sellers jointly and severally shall defend, indemnify and hold Buyer and each of the officers, directors, employees, subsidiaries and Affiliates of Buyer harmless from and against all awards, judgments, claims, settlements and any reasonable legal fees (“Galla Losses”) Buyer incurs as a result of any legal action, suit, or other proceeding by or before any court, arbitrator or administrative agency (“Law Suit”) that is brought by [*], his heirs or assigns (collectively “[*]”), against Buyer, its successors or assigns directly relating to Buyer’s purchase of the Purchased Assets from Sellers. Sellers shall only indemnify Buyer for settlements to which Seller has consented, and Sellers shall not unreasonably withhold its consent. EBMRA will have the right to be consulted on any Law Suit brought by [*] against Biosyn.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed seperately with the Commission

13.3 Indemnity by Buyer. Buyer shall defend, indemnify and hold Sellers harmless from and against all Losses arising out of or resulting from (a) the failure of any representation or warranty of Buyer contained herein or in any Schedule hereto or in any certificate delivered hereto to be true and correct, or (b) the breach of any covenant by Buyer contained herein. Buyer shall further indemnify Sellers jointly and severally from any and all Losses arising out of any action brought against Seller in respect of any death, personal injury, illness, property damage or products liability, infringement of intellectual property rights or any other cause arising from any use or sale of any product based on Purchased Assets sold by Buyer, Buyer’s affiliate, licensee of Buyer or Subsequent Purchaser of the Assets unless said action is brought on the basis of actual fault by one of the Sellers. Buyer shall indemnify Research Associates and/or Michaels against any claims brought against Research Associates and/or Michaels resulting from Buyer’s failure to perform its obligations under any license, contract, agreement listed on Schedule 2 and the Contract with [*].  To ensure that it can meet its obligation under this provision, Buyer shall maintain insurance at a level commensurate with good business practice in the pharmaceutical industry.

13.4 Security Interest. (a) As security for the prompt and unconditional payment and performance of Sellers’ obligation to indemnify Buyer under Section 13.2 of this Agreement, [*] (“Collateral”) of the Cash Payment of [*] payable to Research Associates on the Closing Date will be withheld by Buyer and will be held by Buyer in a separate, interest bearing account at PNC Bank, National Association. All interest shall be paid to EBMRA quarterly. The Collateral including any interest accrued thereon and minus any payments made pursuant to Section 13.4(b), shall be returned to Research Associates or to a person or entity identified in writing by an authorized representative of Research Associates in immediately available funds on the earlier of: (i) one year from the Closing Date; or (ii) delivery to Buyer by Sellers of written proof of accord, release and satisfaction of all claims of Galla against Biosyn.

(b)                                 Prior to the return of the Collateral, the Collateral may be used only for the following purposes: (i) Buyer may in its sole discretion and at any time or times after the occurrence and during the continuance of Sellers’ failure to perform or pay its obligations under Section 13.2 of this Agreement for a period of thirty (30) days after reasonable notice to Research Associates of the obligation to indemnify under Section 13.2, apply the Collateral to any [*] Losses incurred by Buyer; or (ii) In the event a Law Suit is brought by Galla against Sellers, the Sellers will, upon delivering to Buyer evidence that [*]filed a Law Suit against Sellers, have the right to be reimbursed from the Collateral in an amount not to exceed [*] for any awards, judgments, claims, settlements, legal costs and attorney’s fees connected with the Law Suit.

(c)                                  At the end of the period set out in paragraph 13.4 (a), Buyer shall pay the Collateral together with any interest accrued thereon and minus any disbursements that have been made pursuant to paragraph 13.4(b) by immediately available funds. After payment in full of the Galla Losses, if any, any of the remaining Collateral held in escrow shall be paid over to Research Associates or to a person or entity identified in writing by an authorized representative of Research Associates.

13.5 Notice of Claim. Promptly after service of notice of any claim or of process on Buyer or on Sellers (hereinafter in this Section 13.5, the “Indemnified Party”) by any Third Party, or promptly after obtaining actual knowledge by the Indemnified Party of any other claim, in any matter in respect of which indemnity may be sought pursuant to this Section 13, the Indemnified Party shall promptly notify Buyer or Sellers, as applicable, (hereinafter in this Section 13.5, the “Indemnifying Party”) of the receipt thereof. In the case of any action or proceeding by a Third Party, the Indemnifying Party shall have the right to participate in, or assume, at its in expense, the defense of any such claim or process or settlement thereof. After notice from the Indemnifying Party of its election so to assume the defense thereof, the Indemnified Party shall not be liable to the Indemnifying Party for any legal or other expense in connection with such defense. Such defense shall be conducted expeditiously (but with due regard for obtaining the most favorable outcome reasonably likely under the circumstances, taking into account costs and expenditures) and the Indemnified Party shall be advised of all developments. With respect to any matter which is the subject of any such claim and as to which the Indemnified Party fails to give the Indemnifying Party such notice as aforesaid, and such failure adversely affects the ability of the Indemnifying Party to defend such claim or increases the amount of indemnification which the Indemnifying Party is obligated to pay hereunder, the amount of indemnification which the Indemnified Party shall be entitled to receive shall be reduced to an amount which the Indemnified Party would have been entitled to receive had such notice been timely given.

SECTION 14. COMPETITION.

14.1 Noncompetition. For a period of three (3) years after the Closing Date neither Seller nor any of its respective Affiliates shall engage, directly or indirectly, in developing business for itself, himself or a third party relating to compositions for topical use of antimicrobial or antiviral agents.

14.2 Remedies. Sellers agree that if they commit or threaten to commit a breach of Section 14.1, Buyer shall have the right to seek and obtain appropriate injunctive and other equitable remedies therefor, in addition to any other rights and remedies that may be available at law, it being acknowledged and agreed that any such breach would cause irreparable injury to Buyer and that money damages would not provide an adequate remedy therefor.

SECTION 15. COSTS INCIDENT TO PREPARATION OF AGREEMENT.

15.1 Except for the items specified in Sections 10.2, 13 and 15.2 each of the parties hereto shall pay, without right of reimbursement from any other, all costs incurred by it incident to the preparation, execution and delivery of this Agreement and the performance of its obligations hereunder, including without limitation fees and disbursements of legal counsel, accountants and consultants employed by the respective parties hereto in connection with the transactions contemplated by this Agreement.

15.2 All costs including government fees associated with preparing, filing and recording of assignments of intellectual property rights, applications for governmental approval, other recorded rights from Sellers to Buyers or to provide for conveyance of Purchased Assets to Buyer will be borne by Buyers and the costs will be advanced to Sellers.

SECTION 16. RELEASE.

Sellers hereby release and hold harmless Buyer from all claims, obligations and liabilities of any nature whatsoever, hereafter arising, relating to the License Agreement, certain letters dated September 13, 1994 and December 20, 1993 between Buyer and Research Associates relating to the creation of a joint venture between Buyer and Research Associates (collectively, “Letter Agreements”) and any other transactions between Buyer and Sellers. Buyer and Research Associates agree that effective as of the Closing Date the Letter Agreements and the License Agreement shall terminate except for preexisting obligations and liabilities between Buyer and Research Associates arising from the Letter Agreements and the License Agreement, and except for those described in Paragraphs 10.1, 10.2, 10.3, 10.4, 10.5 and 13.1 of the License Agreement.

SECTION 17. GENERAL.

17.1 parties in Interest. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any Person not a party hereto, and nothing in this Agreement will be construed as giving any Person, other than the parties hereto and their respective successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement, or any provision hereof.

17.2 Public Statements/Confidentiality. Each Seller shall treat as confidential and proprietary and shall not use or reveal or disclose to any Third Party either directly or indirectly any confidential information received from Buyer or any confidential information relating to the Purchased Assets or any other matter contemplated by this Agreement without first obtaining the written consent of Buyer, except (a) as may be otherwise provided herein; (b) as may be required to be disclosed to a court or governmental agency; (c) as may be necessary to assist Buyer to file or prosecute patent applications concerning any Products; (d) as may be necessary to carry out any litigation concerning the Purchased Assets; or (e) as may otherwise be required by law. Sellers shall take reasonable measures to assure that no unauthorized use or disclosure is made by others (including without limitation its respective employees, agents and Affiliates) to whom access to such information is granted. Buyer shall treat as confidential and proprietary and shall not use or reveal or disclose to any Third Party either directly or indirectly any confidential information that does not relate to the Purchased Assets received from Research Associates during the term of the License Agreement for a period of five (5) years from the date of this Agreement without first obtaining the written consent of Research Associates, except (a) as may be otherwise provided herein; (b) as may be required to be disclosed to a court or governmental agency; (c) as may be necessary to assist Buyer to file or prosecute patent applications concerning any Products; (d) as may be necessary to carry out any litigation concerning the Purchased Assets; or (e) as may otherwise be required by law.

17.3 Choice of Law. This

Agreement shall be governed by, construed, interpreted and the rights of the parties determined in accordance with the laws, including equitable principles but without regard to principles of conflict of laws, of the Commonwealth of Pennsylvania.

Sellers and Buyer hereby consent to process being served in any suit, action or proceeding of the nature referred to and in any court having jurisdiction by the mailing of a copy thereof by registered or certified first-class mail, postage prepaid, return receipt requested to the address set forth in Section 17.4.

Nothing in Section 17.3 shall affect the right of Sellers and Buyer to serve process in any manner permitted by law or affect the right of Sellers and Buyer to bring proceedings in the courts of any jurisdiction or jurisdictions. Nothing herein shall limit either party from obtaining injunctive relief for irreparable hardship, in a court of equity.

17.4 Notices. Any notice, request, consent, waiver or other communication required or permitted to be given hereunder shall be effective only if in writing and shall be deemed sufficiently given only in person or sent by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

If to Sellers:

E.B. Michaels Research Associates, Inc.

56 Rogers Avenue, Unit S

Milford, CT 06460

and

Edwin B. Michaels

56 Rogers Avenue, Unit S

Milford, CT 06460

with a copy to:

John Richards Ladas & Parry

26 West 61 Street

New York NY 10023

If to Buyer:

Anne-Marie Corner

President and Chief Executive Officer Biosyn, Inc.

3401 Market Street

Philadelphia, PA 19104

with a copy to:

Raymond D. Agran

Ballard Spahr Andrews & Ingersoll

1735 Market Street, 51st Floor

Philadelphia, PA 19103

or to such other Person or address as either such party may have specified in a notice duly given by the sender as provided herein. Such notice or communication shall be deemed to have been given as of the date so delivered.

17.5 Entire Agreement. This Agreement (including the schedules and exhibits attached hereto) and the documents referred to herein as having been entered into by any of the parties hereto or delivered by a party hereto to another party hereto constitute the entire agreement and understanding of the parties relating to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, representations and warranties, whether oral or written, relating to the subject matter hereof.

17.6 Modification. This Agreement may be amended, modified and supplemented only by written agreement of the parties hereto.

17.7 No Waiver. No delay or failure on the part of any party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies a party may otherwise have at law or in equity.

17.8 Severability. The unenforceability or invalidity of any Section or subsection or provision of this Agreement shall not affect the enforceability or validity of the balance of this Agreement. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

17.9 Headings. The headings of the Sections and subsections contained in this Agreement are for reference and purposes only and shall not in any way affect the meaning, interpretation, enforceability or validity of this Agreement.

17.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed will be deemed to be an original, but all of which together will constitute one and the same agreement.

17.11 Construction. Within this Agreement, the singular shall include the plural and the plural shall include the singular, and any gender shall include all other genders, all as the meaning and the context of this Agreement shall require.

17.12.Continuation Provisions. In the event Buyer enters into any agreement to license or sell any or all of the Purchased Assets the following sections of this Agreement must be included in said agreement: Sections 4 (b), (c), (d), (e) , (g), (h), (i), (j) , (m) and (n), Section 5 and Section 13.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BIOSYN, INC.
By:
Title:

E.B. MICHAELS RESEARCH ASSOCIATES, INC.

By:
Title:

EDWIN B. MICHAELS
By:
Edwin B. Michaels

Schedule 1

COUNTRY	PATENT	APPLN #	PUBL #	PUBL. DATE	GRANT DATE	EXPIRATION DATE
ARIPO	AP327				March 21, 1994	March 23, 2012
AUSTRALIA	606861	8770872		Sept. 9, 1987	July 9, 1991	, 17, 2007
	661968	9182227		Oct. 21, 1992	Dec. 12, 1995	July 17, 2011
“	663506	9219835		Oct. 21, 1992	, 6, 1996	March 20, 2012
“		9476835		April 3, 1995		Sept. 9, 2014
Australia	EP294391				Feb. 2, 1994	Feb. 17, 2007
Belgium	EP294391				Feb. 2, 1994	Feb. 17, 2007
Canada	1315693				April 6, 1993	April 6, 2010
“		2106683				July 17, 2011
“		2106682				March 20, 2010
“		2171294				Sept. 9, 2014
	1052272 (expire
	1052273 (expired)
	1058074 (expired)
EPO	294391				Feb. 2, 1994	Feb. 17, 2007
“	576585				Dec. 20, 1995	March 20, 2012
“		94927365.0				Sept. 9, 2014

“		91913586.3	576425			July 17, 2011
EPO		Div. 96108577.6				July 17, 2011
France	0294391				Feb. 2, 1994	Feb. 17, 2007
“	0578385				Dec. 20, 1995	March 20, 2012
	073191	2406539		June 22, 1979
West Germany	3789020.4				Feb. 2, 1994	Feb. 18, 2007
“	P69206976.3				Dec. 20, 1995	March 21, 2012
	2747355.8 (expired)		2818351		Nov. 9, 1978
Italy	EP294291				Feb. 2, 1978	Feb. 17, 2007
“	EP576585				Dec. 20, 1995	March 20, 2012
Japan	1645253 (abandoned)		54064 41	May 24, 197
“	2548265	501613/87	1502111	July 27, 1989	Aug. 8, 1996	Feb. 17, 2007
“		512474/91	6505700	June 30, 1994		July 17, 2011
“		508849/92	6506216	July 14, 1994		March 20, 2012

Ko
“		702779/93
“		701254/96				Sept. 9, 2014
Luxemboug	EP294391				M 2, 1994	M 18, 2007

Malaysia		PI9402403
Mexico	Utility model	93230 (abandoned)		Sept. 10, 2013
“		9 7042		Sept. 13, 2014
Netherlands	EP294391		, 2, 1994	2, 1994
“	EP576585		Dec. 20, 1995	March 20, 2012
O.A.P.I.	9911		Sept. 15, 1994	July , 2011
Russia		93056144/00		July , 2011
Rep. of South Africa	1991/94		June 28, 1995	Sept. 12, 201
	1981/92		Nov. 25, 1992
Sweden	87901931-3		Feb. 2, 1994	Feb. 18, 2007
Switzerland	EP294391		Feb. 2, 1994	7, 2007
“	EP576585		Dec. 20, 199	Mar. 20, 2012
United Kingdom	1584847 (expired		July 19, 1978	March 31, 1996
“	P294391		Feb. 2, 1994	Feb. 17, 2007
“	EP576585		Dec. 20, 1995	March 20, 2012
U.S.	4839158		June 13, 1989	June 13, 2006
“	5314917		May 24, 1994	May 24, 2011
U.S.	5244652		Sept. 14, 1993	Sept. 14, 2010
			Jan	Jan

			Feb	Feb
			Ap	Ap
“
“	4183952		Jan. 15, 1980	Jan. 15, 1997
	4107328 (expired)
	4145436 (expired)
	4062976 (expired)
	4075350 (expired)
		08/223, 096

PCT APPLICATIONS

PCT/7US87/00384, published as WO 8704922 (expired)

PCT/US91/05060, published as WO 9216201 (expired)

PCT/US92/02427, published as WO 9216182 (expired)

PCT/US94/10067, published as WO9597692 (expired)

(b)                                 Trademarks - Registered U.S. Trademark Registration No. 1,621,919 for “C31G®” and the following foreign Trademarks: European Community (Community Trademark) - “C31G®”; South Korea - “C31G®”, and Republic of South Africa - “C31G®”

(c)                                  all existing unpatented inventions, invention disclosures, multinational invention registrations, patents and patent applications, both U.S. and foreign, (including, but not limited to, all provisionals, reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by law, multinational treaties or conventions which directly relate to C31G® Technology; publications and copyrights which relate specifically to C31G® Technology; trade secrets, Know How and show-how which relate specifically to C31G® Technology; copies of formulae and written chemistry which relate specifically to C31G® Technology; and all common law and registered trademarks, trademark registrations, applications for trademark registrations, tradenames, trade dress, brand names, and logos together with the goodwill associated therewith and symbolized thereby (collectively, “Trademark”) which relate to C31G® Technology; service marks other than E.B. Michaels Research Associates, Inc., E.B. Michaels Research Associates and EBMRA; and an assignment of any licenses therefore (which relate to C31G® Technology) to or from either Seller subject to the terms and conditions thereof which relate specifically to C31G® Technology; and to the extent permitted by any license agreement that has been concluded relating to C31G® Technology; customer, dealer and supplier lists and correspondence relating to C31G® Technology; serial number records relating to C31G® Technology; engineering, manufacturing, design, installation and other technical drawings and specifications, calculations and manufacturing and production processes, techniques and batch records relating to C31G® Technology; scientific, technical, research and development information relating to C31G® Technology; FDA inspection reports relating to C31G® Technology; operating, maintenance and repair manuals and instruction books relating to C31G® Technology; cost and estimating information, and other business records relating to C31G® Technology; consultant’s reports; bills of material, copies of lab notebooks and other data records, test data and selected test material samples relating to C31G® Technology; and all technical data (including, but not limited to, data stored electronically or on other format, together with an assignment of any Third Party licenses necessary to use such data) directly relating to the Purchased Assets.

(d) Permits. All governmental permits, licenses, registrations, orders and approvals relating to the use of the C31G® Technology, to the extent such permits, licenses, registration, orders and approvals are transferrable to Buyer (collectively, the “Permits”).

(e) Contracts listed on Schedule 2.

(f) Commercial Information. Details of contacts with potential users of C31G® Technology and contract manufacturers of products utilizing C31G® Technology and in particular of Topicare.

(g) Inventory. Such quantity of Topicare that as of the Closing Date is still owned by Research Associates.

(h) Rights to use and to have transferred to the Buyer’s name submissions made to the United States Food and Drug Administration for the inclusion of C31G® Products in the FDA’s OTC proposed antiplaque proposed monograph permitting over-the-counter

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed seperately with the Commission

Schedule 2

1)                                      Oratec license of February 5, 1992, modified by addendum dated December 31, 1992 and further clarified by a letter of Intent of December 31, 1992,- Second Addendum to License Agreement of May 4, 1995 for C31G® liquid dentrifice and Letter of June 26, 1996

2)                                      Il Dong license of April 1, 1993 for Topicare (personal care products)

3)                                      11 Dong license of April 1, 1993 for C31G® Liquid Dentrifice

4)                                      U.S. Summit Company (M) DSN BI3D (Supply agreement) (there is no document formalizing this agreement)

5)                                      Contract with [*]

SCHEDULE 3
COMMON STOCK DISTRIBUTIONS TO EBMRA BY BIOSYN

Certificate #	Date	Amount	Reason
080	1/3/94	45,000	Minimums and royalty reduction
(cancelled 12/94 and reissued as113 114)

081	1/3/94	41,334	Minimums and royalty reduction
(cancelled 12/94 and reissued as 113/114)

088	4/25/94	3,572	Antidilution (cancelled)

113	12/94	82,027	Part of reissuance of certificate #80/81

114	12/94	4,317	Part of reissuance of certificate #80/81

146	5/10/96	7,500	Minimums

147	9/6/96	7,932	Antidilution (cancelled)

148	9/18/96	19,004	Reissuance of certificate #88/147 and Antidilution

149	10/7/96	15,000	Antidilution/final issuance

		127,848